Exhibit 5

UNILENS VISION INC.

920-800 West Pender Street, Vancouver, BC, V6C 2V6, Tel: (604) 685-8666, Fax: (604) 685-8677

November 18, 2002	TSXV Symbol: UVI

NEWS RELEASE

Unilens Vision Inc. (the “Company”) announces that, subject to regulatory acceptance, it has granted incentive stock options to certain of its directors, officers, and employees which will entitle them to purchase up to a total of 80,000 common shares of the Company at an exercise price of $0.25 per share, exercisable for a period of five years. Pursuant to the policies of the TSX Venture Exchange, any shares issued on exercise of options during the four month period subsequent to the date of grant are restricted from trading during that period.

On Behalf of the Board of Directors

of Unilens Vision Inc.

signed “William S. Harper”

William S. Harper

Secretary

For more information please contact:

Unilens Corp., USA, Largo FL. - (800) 446-2020

Michael Pecora, Chief Financial Officer

michael.pecora@unilens.com

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.